                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 16
                                       TO
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               CENTER TRUST, INC.
                (formerly, Center Trust Retail Properties, Inc.;
                   formerly Alexander Haagen Properties, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                    40443E100
           ----------------------------------------------------------
                                 (CUSIP Number)

                          Marjorie L. Reifenberg, Esq.
                   Lazard Freres Real Estate Investors L.L.C.
                              30 Rockefeller Plaza
                               New York, NY 10020
                                 (212) 632-6000


                                 with a copy to:

                               Lance C. Balk, Esq.
                                Kirkland & Ellis
                                Citigroup Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 446-4950
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                January 17, 2003
           ----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP NO. 40443E100                                            PAGE 2 OF 7 PAGES

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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Prometheus Western Retail, LLC

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       OO
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
   NUMBER OF            None
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8    SHARED VOTING POWER
    OWNED BY            None
      EACH         -------------------------------------------------------------
   REPORTING       9    SOLE DISPOSITIVE POWER
     PERSON             None
      WITH         -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       None
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       None
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D


CUSIP NO. 40443E100                                            PAGE 3 OF 7 PAGES

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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Prometheus Western Retail Trust

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF, OO
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Maryland
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                   7    SOLE VOTING POWER
   NUMBER OF            None
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8    SHARED VOTING POWER
    OWNED BY            None
      EACH         -------------------------------------------------------------
   REPORTING       9    SOLE DISPOSITIVE POWER
     PERSON             None
      WITH         -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       None
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       None
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D


CUSIP NO. 40443E100                                            PAGE 4 OF 7 PAGES

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       LF Strategic Realty Investors L.P.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF, OO
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
   NUMBER OF            None
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8    SHARED VOTING POWER
    OWNED BY            None
      EACH         -------------------------------------------------------------
   REPORTING       9    SOLE DISPOSITIVE POWER
     PERSON             None
      WITH         -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       None
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       None
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN (limited partnership)
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
                                 SCHEDULE 13D

CUSIP NO. 40443E100                                            PAGE 5 OF 7 PAGES

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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Lazard Freres Real Estate Investors L.L.C.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF, OO
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       New York
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
   NUMBER OF            None
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8    SHARED VOTING POWER
    OWNED BY            None
      EACH         -------------------------------------------------------------
   REPORTING       9    SOLE DISPOSITIVE POWER
     PERSON             None
      WITH         -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       None
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       None
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D


CUSIP NO. 40443E100                                            PAGE 6 OF 7 PAGES

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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Lazard Freres & Co. LLC

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF, OO
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       New York
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
   NUMBER OF            None
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8    SHARED VOTING POWER
    OWNED BY            None
      EACH         -------------------------------------------------------------
   REPORTING       9    SOLE DISPOSITIVE POWER
     PERSON             None
      WITH         -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        None
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       None
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       None
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------------

            This Amendment No. 16 to Schedule 13D is filed by Prometheus Western Retail, LLC, a Delaware limited liability company ("Prometheus"), Prometheus Western Retail Trust, a Maryland real estate investment trust ("Trust"), LF Strategic Realty Investors L.P., a Delaware limited partnership ("LF Realty"), Lazard Freres Real Estate Investors L.L.C., a New York limited liability company ("LFREI"), and Lazard Freres & Co. LLC, a New York limited liability company ("Lazard", and together with Prometheus, Trust, LF Realty, and LFREI, the "Reporting Persons"). Capitalized terms used herein but not defined shall have the meaning ascribed thereto in the Schedule 13D dated June 10, 1997, as amended, filed by Prometheus and LF Realty (as amended, the "Initial Schedule 13D"). This Amendment No. 16 to Schedule 13D hereby amends and supplements the Initial Schedule 13D. All items not described herein remain as previously reported in the Initial Schedule 13D.

Item 4.     Purpose of Transaction

            On January 17, 2003, the Reporting Persons exchanged all of their shares of the Issuer for 3,415,333 shares of Common Stock of Pan Pacific Retail Properties, Inc. ("Pan Pacific"), pursuant to an Agreement and Plan of Merger, dated November 5, 2002 by and among the Issuer, Pan Pacific and MB Acquisition, Inc. (the "Merger Agreement") providing for the merger of MB Acquisition, Inc. with and into the Issuer (the "Merger"). The Merger Agreement and all the agreements entered into in connection with the Merger were filed with Amendment 15 to Schedule 13D of the Issuer dated November 6, 2002.

Item 5.     Interest in Securities of the Issuer

            See Item 4 which is incorporated herein by reference.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 17, 2002


                                    PROMETHEUS WESTERN RETAIL, LLC

                                    By:   Prometheus Western Retail Trust,
                                          its sole member



                                    By:   /s/ John A. Moore
                                          ------------------------
                                          Name:  John A. Moore
                                          Title: Vice President and
                                                 Chief Financial Officer

                                    PROMETHEUS WESTERN RETAIL TRUST


                                    By:   /s/ John A. Moore
                                          ------------------------
                                          Name:  John A. Moore
                                          Title: Vice President and
                                                 Chief Financial Officer

                                    LF STRATEGIC REALTY INVESTORS L.P.

                                    By:   Lazard Freres Real Estate Investors
                                          L.L.C., as general partner



                                    By:   /s/ John A. Moore
                                          ------------------------
                                          Name:  John A. Moore
                                          Title: Managing Principal and
                                                 Chief Financial Officer

                                    LAZARD FRERES REAL ESTATE INVESTORS L.L.C.


                                    By:   /s/ John A. Moore
                                          ------------------------
                                          Name:  John A. Moore
                                          Title: Managing Principal and
                                                 Chief Financial Officer

                                    LAZARD FRERES & CO. LLC



                                    By:   /s/ Scott D. Hoffman
                                          ------------------------------
                                          Name:  Scott D. Hoffman
                                          Title: Managing Director